EXHIBIT 4.9

TRANSALTA CORPORATION

SHARE UNIT PLAN

Effective as of May 4, 2021

TRANSALTA CORPORATION
SHARE UNIT PLAN

The purpose of this Plan is to advance the interests of the Corporation and its Shareholders by providing to the directors, officers and employees of the Corporation a performance incentive for continued and improved services with the Corporation and its Affiliates.

ARTICLE 1
INTERPRETATION

Section 1.1 Definitions

For the purposes of this Plan, the following terms shall have the following meanings:

(a)	“Accrual Date” means the Annual Board Retainer Accrual Date, the AIC Accrual Date or the Salary Accrual Date, as applicable;
(b)	“Affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions;
(c)	“AIC Accrual Date” means, in any particular year, the date on which AIC Awards are paid and which is the date on which an Officer DSU Participant’s notional account will be credited with DSUs for that portion of such Officer DSU Participant’s AIC Award directed to DSUs in accordance with Section 4.3;
(d)	“AIC Award” means the annual incentive award which becomes payable pursuant to the terms and conditions of the Corporation’s Annual Incentive Compensation Plan, in place from time to time and which, but for the rights granted to Officer DSU Participants to elect to receive DSUs hereunder, would be paid in the form of cash by the Corporation to an officer in a calendar year;
(e)	“Annual Board Retainer” means the annual retainer paid by the Corporation to a director in a calendar year for service on the Board;
(f)	“Annual Board Retainer Accrual Date” means the 16th day of the last month of each fiscal quarter being March, June, September and December; which are the quarterly payment dates on which a DSU Participant’s account will be credited with DSUs;
(g)	“Award Date” means the date(s) during the calendar year on which the applicable DSU Eligible Amount is awarded;
(h)	“Blackout Period” means the period of time when, pursuant to the Corporation’s policies in effect from time to time, securities of the Corporation may not be traded by Insiders or other specified persons, as applicable;
(i)	“Board” means the board of directors of the Corporation as constituted from time to time, or a committee thereof to which authority has been delegated by the board
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of directors with respect to any particular functions of the board of directors, as set forth herein;

(j)	“Broker” has the meaning given to that term in Section 2.5(2);
(k)	“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which Canadian chartered banks are authorized or obligated by law to close for business in Calgary, Alberta;
(l)	“Cash Equivalent” means the amount of money equal to the Market Value multiplied by the number of vested Units (or in the case of Section 3.5(1)(b), unvested Units) in the Participant’s notional account, net of any applicable taxes in accordance with Section 2.5, on the applicable settlement date;
(m)	“Cause” means, (i) if the Participant has a written employment or retainer agreement between the Participant and the Corporation (or an Affiliate) the meaning given to such term (or to “Just Cause”) therein; (ii) with respect to Ontario Participants only, ESA Cause; or (iii) for Participants other than Ontario Participants, if the Participant does not have a written employment or retainer agreement with the Corporation (or an Affiliate) containing such definition, conduct that would entitle the Corporation (or any Affiliate) to terminate such Participant’s employment or other retainer without notice or payment in lieu of notice at common or civil law, as the case may be, and, in the absence of any such agreement containing such definition, includes without limiting the generality of the foregoing:
(i)	fraud, misappropriation of the property, assets or funds of the Corporation (or any Affiliate), embezzlement, malfeasance, misfeasance or nonfeasance in office which is willfully or grossly negligent on the part of such Participant;
(ii)	conviction of, or plea (other than not guilty) by such Participant to, a criminal offence involving dishonesty or fraud, or which is likely to injure the Corporation’s business or reputation (or that of any Affiliate);
(iii)	the willful allowance by such Participant of such Participant’s duty to the Corporation (or any Affiliate) and such Participant’s personal interests to come into conflict in a material way in relation to any transaction or matter that is of a substantial nature;
(iv)	the material breach by such Participant of any of such Participant’s covenants or obligations under such Participant’s terms of employment or retainer, or, notwithstanding the foregoing, the breach of any non-competition, non-solicitation or confidentiality covenants;
(v)	the failure by such Participant to substantially perform such Participant’s obligations according to the terms of such Participant’s employment or retainer after the Corporation (or any Affiliate) has given such Participant
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reasonable notice of such failure and a reasonable opportunity to correct, or cause to be corrected, such failure;

(vi)	the intentional or negligent involvement or participation by such Participant in any act which is materially injurious to the Corporation (or any Affiliate), financially or otherwise; or
(vii)	any information, reports, documents or certificates being furnished by such Participant to the Board or any committee thereof (or to any Affiliate) which are intentionally false or misleading either because they include or fail to include material facts, including without limitation disclosure of conflicts of interest;
(n)	“CEO” means the Chief Executive Officer of the Corporation;
(o)	“Change of Control” has the meaning given to such term in any written employment or retainer agreement between the Participant and the Corporation (or an Affiliate), and absent any such agreement containing such definition, means, unless the Board determines otherwise, the happening, in a single transaction or in a series of related transactions, of any of the following events:
(i)	the sale to or acquisition by a Holder (except the Corporation or a Subsidiary) of assets of the Corporation or its Subsidiaries having a fair market value greater than 50% of the fair market value of the assets of the Corporation and its Subsidiaries on a consolidated basis determined as of the date of the completion of the transaction or series of integrated transactions, whether such sale or acquisition occurs by way of a reorganization, recapitalization, consolidation, amalgamation, arrangement, merger, transfer, sale, business combination or similar transaction or series of integrated transactions;
(ii)	any Holder becoming the beneficial owner, directly or indirectly, of 50% or more of the voting securities of the Corporation, except for any such acquisition (i) by the Corporation or a Subsidiary, or (ii) by any underwriter or underwriters temporarily holding voting securities pursuant to an offering of such voting securities;
(iii)	any reorganization, recapitalization, consolidation, amalgamation, arrangement, merger, transfer, sale, business combination or other similar transaction or series of integrated transactions involving the Corporation, its Subsidiaries or its Shareholders, where record holders of the voting securities of the Corporation immediately prior to such transaction or series of transactions hold less than 50% of the voting securities of the Corporation or of the continuing entity following the completion of such transaction or series of transactions; or
(iv)	a change in the composition of the Board such that individuals who are members of the Board (the “incumbent board”) cease for any reason to
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constitute at least 50% of the Board, and for this purpose a new director will be considered a member of the incumbent board if the appointment or nomination for election of such new director was approved by at least a majority of the incumbent board;

(p)	“Code” has the meaning specific in Schedule “A” ;
(q)	“continuing entity” has the meaning specified in Section 5.1(1);
(r)	“Corporation” means TransAlta Corporation, a corporation existing under the federal laws of Canada, and includes any successor corporation thereto;
(s)	“Date of Grant” means the date on which a particular Unit is granted by the Corporation pursuant to this Plan as evidenced by the Grant Agreement pursuant to which the applicable Unit was granted;
(t)	“Deferred Share Unit” or “DSU” means a unit designated as a Deferred Share Unit representing the right to receive an amount of cash calculated as set forth in Section 4.5 in accordance with the terms set forth in the Plan;
(u)	“Director DSU Participant” means a non-employee director of the Corporation who has been designated by the Corporation for participation in the Plan and who has agreed to participate in the Plan and to whom Deferred Share Units have or will be granted hereunder, provided that a director may not be a Director DSU Participant for such time as the director is also an employee of the Corporation;
(v)	“Disability” in respect of a Participant, has the meaning given to such term (or to “Permanent Disability”) in any written employment or consulting or retainer agreement between such Participant and the Corporation (or an Affiliate), and absent any such agreement containing such definition, means a mental or physical disability whereby such Participant:
(i)	is unable, due to illness, disease, mental or physical disability or similar cause, to fulfill such Participant’s obligations as an employee or officer of or consultant or other retainer of the Corporation (or applicable Affiliate) either for nine consecutive months or for a cumulative period of twelve months out of 24 consecutive calendar months, or
(ii)	is declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing such Participant’s affairs;
(w)	“DSU Eligible Amount” means with respect to a Director DSU Participant, such Director DSU Participant’s Annual Board Retainer, and with respect to an Officer DSU Participant, such Officer DSU Participant’s elected portion of their base salary or AIC Award;
(x)	“DSU Participant” means a Director DSU Participant or an Officer DSU Participant, as applicable;
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(y)	“DSU Payment Date” means, with respect to a Deferred Share Unit granted to a DSU Participant, no later than December 31 of the calendar year following the calendar year in which the DSU Termination Date occurred;
(z)	“DSU Redemption Notice” means a notice by a DSU Participant to the Corporation electing the redemption of Deferred Share Units;
(aa)	“DSU Termination Date” of a DSU Participant means the day that the DSU Participant ceases to be a director or officer of the Corporation, as applicable, for any reason including, without limiting the generality of the foregoing, as a result of retirement, death, voluntary or involuntary termination, or Disability and, if applicable, means the effective date on which a DSU Participant ceases, for any reason, to be an Eligible Person in a manner that qualifies as “Separation From Service” as defined in Schedule “A” hereto;
(bb)	“Elected Amount” has the meaning ascribed thereto in Section 4.3(1);
(cc)	“Election Notice” has the meaning ascribed thereto in Section 4.3(1);
(dd)	“Eligible Person” means (i) in the case of PSUs and RSUs, an officer or employee of the Corporation or any of its Affiliates who, upon the advice of the CEO, are designated as Eligible Persons by the Board in a resolution and (ii) in the case of DSUs, a director of the Corporation or an officer of the Corporation or any of its Affiliates or such other employee that the Board determines to be eligible;
(ee)	“ESA Cause” means a Participant’s willful misconduct, disobedience or willful neglect of duty that is not trivial and has not been condoned by the Corporation or its Affiliates (as applicable) or any other act or omission or series of acts or omissions that would, in accordance with applicable employment standards legislation, permit the Corporation to terminate an Ontario Participant’s employment without notice or payment in lieu of notice;
(ff)	“Expire” means, with respect to a Unit, the termination of such Unit, on the occurrence of which such Unit is void, incapable of settlement, and of no value whatsoever; and “Expires” and “Expired” have a similar meaning;
(gg)	“Good Reason” has the meaning given to such term in any written employment or retainer agreement between the Participant and the Corporation (or an Affiliate), and absent any such agreement containing such definition, means, without the Participant’s consent:
(i)	a material adverse change in the Participant’s authorities, duties, responsibilities, status (including officers, titles, and reporting requirements) from those in effect;
(ii)	the Corporation requires the Participant to be based at a location in excess of 100 kilometres from the location of the Participant’s principal job
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location or office, except for required travel on Corporation business to an extent substantially consistent with the Participant’s business obligations;

(iii)	a material reduction in the Participant’s base salary, or a substantial reduction in the Participant’s target compensation under any incentive compensation plan as in effect as of the date of the Change of Control;
(iv)	the failure to increase the Participant’s base salary in a manner consistent (both as to frequency and percentage increase) with practices in effect immediately prior to the Change of Control or with practices implemented subsequent to the Change of Control with respect to similarly positioned employees; or
(v)	the failure of the Corporation to continue in effect the Participant’s participation in the Security-Based Compensation Arrangements and any employee benefit and retirement plans, policies or practices, at a level substantially similar or superior to and on a basis consistent with the relative levels of participation of other similarly-positioned employees as existed immediately prior to a Change of Control;
(hh)	“Grant Agreement” means a notice from the Corporation to a Participant evidencing the grant of Units and the terms and conditions thereof as the Board may approve from time to time;
(ii)	“Holder” means a person, a group of persons or persons acting jointly or in concert or persons associated or affiliated, within the meaning of the Securities Act (Ontario), with any of them;
(jj)	“Insider” has the meaning set out in the TSX Company Manual;
(kk)	“ITA” means the Income Tax Act (Canada), and the regulations thereunder;
(ll)	“Market Value” means, on any particular day, the volume weighted average trading price of a Share on the TSX for the five preceding days on which the Shares were traded, or on any other stock exchange as selected by the Board for these purposes. In the event that such Shares are not listed and posted for trading on any Stock Exchange, the Market Value shall be the fair market value of such Shares as determined by the Board in its sole and absolute discretion;
(mm)	“Maximum Issuable” has the meaning specified in Section 2.3(3);
(nn)	“NYSE” means the New York Stock Exchange;
(oo)	“Officer DSU Participant” means an officer of the Corporation who has been designated by the Corporation for participation in the Plan, or any employee that the Board determines to be eligible to participate in the Plan, and who has agreed to participate in the Plan and to whom Deferred Share Units have or will be granted hereunder. For certainty, an officer who is also a director of the
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Corporation shall not be precluded from being designated an Officer DSU Participant;

(pp)	“Ontario Participant” means a Participant that is employed in or resides in the province of Ontario;
(qq)	“Option Plan” means the stock option plan of the Corporation dated effective April 29, 2010, as amended in accordance with its terms from time to time;
(rr)	“Participant” means an RSU Participant, a DSU Participant or a PSU Participant, as applicable;
(ss)	“Performance Criteria” shall mean criteria established by the Board after consultation with the CEO from time-to-time, which, without limitation, may include criteria based on the financial performance of the Corporation and/or an Affiliate;
(tt)	“Performance Factor” has the meaning given to that term in Section 3.4;
(uu)	“Performance Share Unit” or “PSU” means a unit granted or credited to a PSU Participant’s notional account pursuant to the terms of this Plan that, subject to the provisions hereof, entitles a PSU Participant to receive a payment in the form of Shares (or the Cash Equivalent or a combination of Shares and the Cash Equivalent) to the number or amount of which shall be determined based on the Performance Factor in accordance with the terms set forth in the Plan;
(vv)	“Person” means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company;
(ww)	“Plan” means this TransAlta Corporation share unit plan, as amended from time to time;
(xx)	“PSU Participant” means an Eligible Person who has been designated by the Corporation for participation in the Plan and who has agreed to participate in the Plan and to whom a Performance Share Unit has been granted or will be granted hereunder, but for clarity shall not include any non-employee director of the Corporation or any of its Affiliates;
(yy)	“Restricted Share Unit” or “RSU” means a unit granted or credited to an RSU Participant’s notional account pursuant to the terms of this Plan that, subject to the provisions hereof, entitles an RSU Participant to receive a payment in the form of Shares (or the Cash Equivalent or a combination of Shares and the Cash Equivalent) in accordance with the terms set forth in the Plan;
(zz)	“Restriction Period” means any period of time during which an RSU or PSU is not vested and the Participant holding such RSU or PSU remains ineligible to receive Shares and/or the Cash Equivalent as determined by the Board in its absolute discretion;
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(aaa)	“Retirement” has the meaning given to such term in any written employment or retainer agreement between the Participant and the Corporation (or an Affiliate), and absent any such agreement containing such definition, means the cessation of the employment of a Participant with the Corporation or an Affiliate, on or after the date the Participant has attained the age of 55 and completed five years of active and continuous service with the Corporation and any Affiliate, or under other circumstances approved by the Board;
(bbb)	“RSU Participant” means an Eligible Person who has been designated by the Corporation for participation in the Plan and who has agreed to participate in the Plan and to whom a Restricted Share Unit has been granted or will be granted hereunder, but for clarity shall not include any non-employee director of the Corporation or any of its Affiliates;
(ccc)	“Salary Accrual Date” means, in any particular year, the last day of each fiscal quarter, being March 31, June 30, September 30 and December 31 as applicable, which is the date on which an Officer DSU Participant shall be credited with DSUs for that portion of such Officer DSU Participant’s base salary directed to DSUs in that fiscal quarter in accordance with Section 4.3;
(ddd)	“Security-Based Compensation Arrangement” has the meaning set out in section 613 of the TSX Company Manual, as amended from time to time, and for greater certainty includes the Option Plan and grants of PSUs and RSUs under this Plan but shall not include grants of DSUs under this Plan for so long as DSUs are settled in cash only (and not Shares);
(eee)	“Service Year” means the calendar year in which the applicable PSU Participant or RSU Participant rendered the services in respect of which the applicable PSUs or RSUs were granted;
(fff)	“Share” means a common share in the capital of the Corporation;
(ggg)	“Shareholders” means holders of Shares;
(hhh)	“Stock Exchange” means the TSX or the NYSE or, if the Shares are not listed or posted for trading on any of such stock exchanges at a particular date but are listed and posted for trading on another stock exchange, the stock exchange on which the Shares are listed or posted for trading;
(iii)	“Subsidiary” means any corporation that is a subsidiary of the Corporation (as such term is defined in the Securities Act (Ontario), in force from time to time), including any joint venture partnership or limited partnership, which is directly or indirectly controlled by the Corporation;
(jjj)	“Termination Date” means the date on which a Participant ceases to be an Eligible Person as a result of a termination of employment with the Corporation and/or an Affiliate for any reason, including death, Retirement, Disability, resignation, or termination with or without Cause but not including a Participant’s absence from
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active employment or engagement with the Corporation and/or an Affiliate during a period of authorized leave of absence. For the purposes of the Plan, a Participant’s employment with the Corporation and/or an Affiliate shall be considered to have terminated effective on the last day of the Participant’s actual and active employment with the Corporation and/or the Affiliate, whether such day is selected by agreement with the individual, or unilaterally by the Participant or the Corporation or the Affiliate, and whether with or without advance notice to the Participant. For clarity, “actual and active employment” shall be deemed to include any period constituting the minimum notice of termination period that is required to be provided to the Participant pursuant to applicable employment standards legislation (if any) but shall exclude any other period that follows the later of the end of the statutory notice period or the Participant’s last day of performing work for the Corporation or its Affiliates, as applicable. Without limiting the generality of the foregoing, no period of common or civil law reasonable notice (if applicable) that exceeds the Participant’s minimum statutory notice period under applicable employment standards legislation (if any), shall be used for the purpose of determining such Participant’s rights or entitlements under the Plan. The Participant shall have no entitlement to damages or other compensation arising from or related to not receiving any awards which would have vested or accrued to the Participant after the date of cessation of employment or if working notice of termination had been given. Nothing herein is intended to limit any minimum statutory entitlements on termination and such minimum statutory entitlements shall, if required, apply despite this language to the contrary;

(kkk)	“Termination Notice” has the meaning ascribed thereto in Section 4.4(1) ;
(lll)	“TSX” means the Toronto Stock Exchange;
(mmm)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
(nnn)	“Unit Vesting Determination Date” means the date on which the Board determines if the Performance Criteria and/or other vesting conditions with respect to an RSU or PSU have been met;
(ooo)	“Units” means DSUs, PSUs and RSUs, as applicable; and
(ppp)	“Withholding Obligations” has the meaning given to that term in Section 2.5.

Section 1.2 Interpretation.

(1)	Whenever the Board is to exercise discretion or authority in the administration of the terms and conditions of this Plan, the term “discretion” or “authority” means the sole and absolute discretion of the Board.
(2)	In the Plan, words importing the singular shall include the plural and vice versa and words importing any gender include any other gender.
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(3)	Unless otherwise specified in a Grant Agreement, all references to money amounts are to Canadian currency.
(4)	As used herein, the terms “Article” and “Section” mean and refer to the specified Article and Section of this Plan, respectively.
(5)	The words “including” and “includes” mean “including (or includes) without limitation”.

Section 1.3 Amendment and Restatement.

This Plan amends and restates all incentive plans previously adopted by the Corporation governing the grant of Units. For certainty, all Units granted under such plans shall continue unaffected and shall be governed by the terms of this Plan.

ARTICLE 2
GENERAL PROVISIONS

Section 2.1 Administration.

(1)	The Board shall administer this Plan. Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements.
(2)	Subject to the terms and conditions set forth herein, the Board has the authority: (i) to grant Restricted Share Units to RSU Participants; (ii) to grant Deferred Share Units to DSU Participants; (iii) to grant Performance Share Units to PSU Participants; (iv) to determine the terms, including the limitations, restrictions, vesting period, Performance Factor, Performance Criteria and conditions of such grants and to amend any Performance Criteria or conditions, in the Board’s sole discretion; (v) to interpret this Plan and all agreements entered into hereunder; (vi) to adopt, amend and rescind such administrative guidelines and other rules relating to this Plan as it may from time to time deem advisable; and (vii) to make all other determinations and to take all other actions in connection with the implementation and administration of this Plan as it may deem necessary or advisable. The Board shall act by vote or written consent of a majority of its members. The Board’s interpretations and determinations shall be conclusive and binding upon the Corporation and all Participants and their legal representatives, personal representatives and beneficiaries.
(3)	Notwithstanding the foregoing or any other provision contained herein, the Board shall have the right to delegate the administration and operation of this Plan, in whole or in part, to a committee thereof and the CEO may be delegated authority to allocate Units to Participants (other than the CEO and the CEO’s direct reports who are officers) within such parameters and subject to an aggregate maximum value as may be determined by the Board from time to time. For greater certainty, any such delegation by the Board may be revoked at any time at the Board’s sole discretion.
(4)	No member of the Board or any Person acting pursuant to authority delegated by it hereunder shall be liable for any action or determination in connection with the Plan made or taken in good faith, and each member of the Board and each such Person shall be
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entitled to indemnification by the Corporation with respect to any such action or determination.

(5)	The Board may adopt such rules or regulations and vary the terms of this Plan and any grant hereunder as it considers necessary to address tax or other requirements of any applicable non-Canadian jurisdiction.
(6)	The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issue of any Shares or any other securities in the capital of the Corporation other than as specifically provided for in the Plan.

Section 2.2 Shares Reserved for Issuance.

(1)	Subject to Section 2.2(8) and Section 3.6, the securities that may be acquired by Participants under this Plan will consist of authorized but unissued Shares.
(2)	The Corporation will at all times during the term of this Plan ensure that it is authorized to issue such number of Shares as are sufficient to satisfy the requirements of this Plan.
(3)	The aggregate number of Shares issuable under this Plan (the “Maximum Issuable”) shall not exceed at any time 7,000,000 Shares or such other number as may be approved pursuant to any applicable rules of any Stock Exchange and the Shareholders from time to time. No Unit that can be settled in Shares issued from treasury may be granted to the extent that such grant would have the effect of causing the total number of Shares subject to the Unit to exceed the Maximum Issuable. If a Unit is Expired, cancelled or terminated before being settled, or redeemed for cash on settlement (including Units redeemed with Shares purchased on the open market pursuant to Section 3.6), then the Shares that were subject to the Unit but which were not issued pursuant to the settlement of the Unit shall, unless the Plan has been terminated, become available for issuance pursuant to the settlement of Units under the Plan, all within the Maximum Issuable.
(4)	All Shares issued from treasury pursuant to the settlement of RSUs or PSUs granted under this Plan shall, when so settled, be issued as fully paid and non-assessable Shares.
(5)	The number of Shares that may be (i) issued to Insiders within any one year period, or (ii) issuable to Insiders at any time, in each case, under this Plan alone or when combined with all other Security-Based Compensation Arrangements, shall not exceed 10% of the total number of Shares issued and outstanding from time to time.
(6)	Despite the foregoing and for greater certainty, the total number of Shares that may be acquired by any one Participant under all Security-Based Compensation Arrangements shall not exceed 5% of the outstanding number of Shares (and for this purpose, the “outstanding number of Shares” is the number outstanding at a particular time, less the number of Shares that have been issued pursuant to the exercise of options pursuant to the Option Plan or the settlement of Units pursuant to this Plan in the previous year), and notwithstanding anything to the contrary in Section 2.3 of this Plan, Shareholder approval shall be required to increase such limit.
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(7)	Despite the foregoing and for greater certainty, the total annual grant to any one non-employee director under all Security-Based Compensation Arrangements cannot exceed a grant value of $150,000 in total equity (and $100,000 in options under the Option Plan).
(8)	If there is a change in the issued and outstanding Shares by reason of any stock dividend or split, recapitalization, amalgamation, consolidation, combination or exchange of shares, spin-off, or other corporate change or distribution (other than normal cash dividends) of the Corporation’s assets to Shareholders, the Board will make, with the intent that the rights of Participants under their Units are, to the extent possible, preserved despite the occurrence of such events, and subject where required to the prior approval of any Stock Exchange, appropriate substitution or adjustment in:
(a)	the number or kind of securities of the Corporation (including Shares) reserved for issuance pursuant to this Plan; and
(b)	the number and kind of securities of the Corporation (including Shares) subject to unvested Units granted prior to such change,

provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional Shares. If the Corporation is reorganized, amalgamated with another corporation or consolidated, the Board will make such provisions for the protection of the rights of Participants as the Board in its sole discretion deems appropriate. The existence of any Units does not affect in any way the right or power of the Corporation or an Affiliate or any of their respective shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the capital structure or the business of, or any amalgamation, merger or consolidation involving, to create or issue any bonds, debentures, shares or other securities of, or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of or any sale or transfer of all or any part of the assets or the business of, or to effect any other corporate act or proceeding relating to, whether of a similar character or otherwise, the Corporation or such Affiliate, whether or not any such action would have an adverse effect on this Plan or any Units granted hereunder.

Section 2.3 Amendment and Termination.

(1)	The Board may suspend or terminate this Plan at any time, or from time to time amend or revise the terms of this Plan or of any Unit granted under this Plan and any Grant Agreement or other agreement or document relating to it, provided that no such suspension, termination, amendment or revision will be made:
(a)	except in compliance with applicable law and with the prior approval, if required, of any Stock Exchange or any other regulatory body having authority over the Corporation, this Plan or the Shareholders; and
(b)	in the case of an amendment or revision, if it would materially adversely affect the rights of any Participant, without the consent of the Participant.
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(2)	Subject to Section 2.3(1) and any applicable rules of any Stock Exchange, the Board has the discretion to make immaterial amendments which it may deem necessary, without having to obtain Shareholder approval. Such changes include, without limitation:
(a)	amendments of a “housekeeping” or minor nature as may be required from time to time to correct typographical or other minor errors or to eliminate ambiguity in any provision;
(b)	amendments necessary to comply with applicable laws, regulations, requirements, or rules of any applicable governmental or regulatory authority or Stock Exchange;
(c)	any amendments to this Plan and any Grant Agreement to permit the conditional redemption of any Unit;
(d)	any amendment to the vesting provisions of this Plan and any Unit;
(e)	any amendment respecting DSUs (including, without limitation, to any provisions of Article 4 hereof) for so long as DSUs are settled in cash only (and not Shares);
(f)	any amendment regarding the effect of termination of a Participant’s employment, engagement, contract or office; and
(g)	any other amendment that does not require the approval of Shareholders under Section 2.3(3).
(3)	Notwithstanding Section 2.3(2), no amendment to the Plan requiring the approval of the Shareholders under any applicable securities laws or regulations or the rules or requirements of any applicable Stock Exchange shall become effective until such approval is obtained. Without limitation of the foregoing, the following may not be amended without approval of a majority of the Shareholders entitled to vote:
(a)	increases to the maximum number of Shares reserved for issuance under the Plan;
(b)	amendment to this Section 2.3;
(c)	any amendment extending the term of a Unit or any rights pursuant thereto beyond the original date that such Unit would have Expired;
(d)	any cancellation and reissue of Units or substitution of Units with other awards that are more favourable to the Participants;
(e)	changes to the eligibility criteria and participation limits (including amendments to the definition of “Participant” and “Eligible Person”) applicable to non-employee directors;
(f)	any amendment to Section 2.8;
(g)	any amendment to the insider participation limit set out in Section 2.2(5);
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(h)	any increase to the limit set out in Section 2.2(6); and
(i)	any amendment to Section 2.2(7) relating to the grant of awards to non-employee directors of the Corporation,

in each case, unless the change results from the application of Section 2.2(8).

(4)	The Board may at any time and from time to time by resolution terminate the Plan, but no such termination shall, except with the written consent of the Participants concerned, affect the terms and conditions of Units or any rights pursuant thereto remain outstanding, unless the rights of such Participants shall then have terminated or been wholly settled.
(5)	No such amendment to the Plan shall cause the Plan in respect of Restricted Share Units or Performance Share Units to be a “salary deferral arrangement” as defined in subsection 248(1) of the ITA or any successor to such provision.
(6)	No such amendment to the Plan shall cause the Plan in respect of Deferred Share Units to cease to be a plan described in regulation 6801(d) of the ITA or any successor to such provision.

Section 2.4 Compliance with Legislation.

(1)	The administration of the Plan (including any amendments thereto), the terms of the grant of any Unit under the Plan, the grant of Units, and the Corporation’s obligation to deliver a payment or to sell and deliver Shares upon the settlement of Units shall be subject to all applicable federal, provincial, state and foreign laws, rules and regulations, the rules and regulations of the Stock Exchange and any other stock exchange on which the Shares are listed or posted for trading, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Corporation, be required. The Corporation shall not be obliged by any provision of the Plan or the grant of any Unit under this Plan to issue or sell Shares if, in the opinion of the Board, such action would constitute a violation by the Corporation or a Participant of any laws, rules and regulations or any condition of such approvals.
(2)	The Participant agrees to fully cooperate with the Corporation in doing all such things, including executing and delivering all such agreements, undertakings or other documents or furnishing all such information as is reasonably necessary to facilitate compliance by the Corporation with such laws, rule and requirements, including all tax withholding and remittance obligations.
(3)	No Unit shall be granted, and no Shares issued under this Plan, where such grant, issue or sale would require registration of the Plan or of Shares under the securities laws of any foreign jurisdiction, and any purported grant of any Unit hereunder in violation of this provision shall be void.
(4)	The Corporation has no obligation to issue any Shares pursuant to this Plan unless such Shares have been duly listed with any Stock Exchange and shall be prohibited from
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offering to sell or selling, any Shares pursuant to a Unit to any U.S. taxpayer unless such Shares have been properly registered for sale pursuant to the U.S. Securities Act with the Securities and Exchange Commission or unless such shares may be offered or sold without such registration pursuant to and in compliance with the terms of an available exemption. The Corporation shall be under no obligation to register for sale under the U.S. Securities Act any of the Shares to be offered or sold under the Plan. Shares issued or sold to Participants pursuant to the settlement of Units may be subject to limitations on sale or resale under applicable securities laws. Without limiting the generality of the foregoing, the Board may cause a legend or legends to be put on any such certificates of Shares delivered under the Plan to make appropriate reference to such restrictions or may cause such Shares delivered under the Plan in book-entry form to be held subject to the Corporation’s instructions or subject to appropriate stop-transfer orders.

(5)	If Shares cannot be issued to a Participant upon the settlement of a Unit due to legal or regulatory restrictions, the obligation of the Corporation to issue such Shares will terminate.
(6)	Any Units issued to a Participant that is a U.S. taxpayer shall be subject to the terms and conditions set forth in the Plan.

Section 2.5 Tax Withholdings.

(1)	Despite any other provision contained in this Plan, in connection with the settlement of a Unit by a Participant from time to time, the Corporation may withhold from any amount payable to a Participant, including the issuance of Shares to a Participant upon the settlement of such Participant’s Units, such amounts as are required by law to be withheld or deducted as a consequence of his or her settlement of Units or other participation in this Plan (“Withholding Obligations”). The Corporation has the right, in its sole discretion, to satisfy any Withholding Obligations by:
(a)	selling or causing to be sold, on behalf of any Participant, such number of Shares issued to the Participant on the settlement of Units as is sufficient to fund the Withholding Obligations;
(b)	retaining the amount necessary to satisfy the Withholding Obligations from any amount which would otherwise be delivered, provided or paid to the Participant by the Corporation, whether under this Plan or otherwise; and/or
(c)	making such other arrangements as the Corporation may reasonably require.
(2)	The sale of Shares by the Corporation, or by a broker engaged by the Corporation (the “Broker”), under Section 2.5(1) or under any other provision of the Plan will be made on any Stock Exchange. The Participant consents to such sale and grants to the Corporation an irrevocable power of attorney to effect the sale of such Shares on his or her behalf and acknowledges and agrees that (i) the number of Shares sold will be, at a minimum, sufficient to fund the Withholding Obligations net of all selling costs, which costs are the responsibility of the Participant and which the Participant hereby authorizes to be deducted from the proceeds of such sale; (ii) in effecting the sale of any such Shares, the
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Corporation or the Broker will exercise its sole judgment as to the timing and the manner of sale and will not be obligated to seek or obtain a minimum price; and (iii) neither the Corporation nor the Broker will be liable for any loss arising out of such sale of the Shares including any loss relating to the pricing, manner or timing of the sales or any delay in transferring any Shares to a Participant or otherwise.

(3)	The Participant further acknowledges that the sale price of the Shares will fluctuate with the market price of the Shares and no assurance can be given that any particular price will be received upon any sale.

Section 2.6 U.S. Internal Revenue Code

Notwithstanding anything to the contrary in the Plan, if and to the extent the Corporation shall determine that the terms of the Plan may result in the failure of the Plan, or amounts deferred by or for any Participant, to comply with the requirements of Section 409A(a)(2)(B) of the Code, the Corporation shall have authority (without any obligation to do so or to indemnify any Participant for failure to do so) to take such action to amend, modify, cancel or terminate the Plan or distribute any or all of the amounts deferred by or for a Participant, or take such other actions as it determines are necessary or appropriate to: (i) exempt any Participant’s notional account from Section 409A(a)(2)(B) of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Participant’s notional account, or (ii) comply with the requirements of Section 409A(a)(2)(B) of the Code and thereby avoid the application of any penalty taxes under such Section.

Section 2.7 No Interest.

No interest or other amounts shall accrue to the Participant in respect of any amount payable by the Corporation to the Participant under this Plan or Unit.

Section 2.8 Non-Transferability.

Units granted under the Plan shall not be transferable or assignable.

Section 2.9 Participation in this Plan.

(1)	No Participant has any claim or right to be granted a Unit (including, without limitation, a Unit granted in substitution for any Unit that has Expired pursuant to the terms of this Plan), and the granting of any Unit does not and is not to be construed as giving a Participant a right to continued employment or to remain a director, officer or employee, as the case may be, of the Corporation or an Affiliate of the Corporation. Nothing contained in this Plan or in any Unit granted under this Plan shall interfere in any way with the rights of the Corporation or an Affiliate of the Corporation in connection with the employment, retention or termination of any such Person.
(2)	Participation in the Plan by a Participant shall not have any effect on any executive employment agreement entered into between an officer or employee and the Corporation. If any terms of such executive employment agreement in any way conflict with the terms
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of the Plan, the terms of the executive employment agreement will supersede such conflicting terms of the Plan.

(3)	Units shall be credited to an unfunded notional bookkeeping account established and maintained by, or on behalf of, the Corporation in the name of each Participant. Notwithstanding any other provision of the Plan to the contrary, a Unit shall not be considered or construed as an actual investment in Shares. Participants shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Corporation or any Affiliate. No assets of the Corporation or any Affiliate shall be held in any way as collateral security for the fulfillment of the obligations of the Corporation or any Affiliate under this Plan. Any and all of the Corporation’s or any Affiliate’s assets shall be, and remain, the general unrestricted assets of the Corporation or the Affiliate.
(4)	The Corporation’s or any of its Affiliate’s obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Corporation or such Affiliate to pay money in the future, and the rights of Participants shall be no greater than those of unsecured general creditors.
(5)	The Corporation makes no representation or warranty with respect to any income tax matters affecting the Participant resulting from the grant or settlement of a Unit. Neither the Corporation, nor any of its directors, officers, employees, Shareholders or agents will be liable for anything done or omitted to be done by such Person or any other Person with respect to the price, time, quantity or other conditions with respect to any fluctuations in the market price of Shares or in any other manner related to this Plan.
(6)	The Corporation does not assume responsibility for the income or other tax consequences resulting to the Participant and they are advised to consult with their own tax advisors.

Section 2.10 Notice.

Any notice required to be given by this Plan must be in writing and be given by registered mail, prepaid postage, or delivered by courier or by facsimile transmission addressed, if to the Corporation, to the office of the Corporation; or if to a Participant, to such Participant at their address as it appears on the books of the Corporation or in the event of the address of any such Participant not so appearing, then to the last known address of such Participant; or if to any other Person, to the last known address of such Person.

Section 2.11 Right to Issue Shares.

The Corporation shall not by virtue of this Plan be in any way restricted from declaring and paying stock dividends, issuing Shares, repurchasing Shares or varying or amending its share capital or corporate structure, in any way.

Section 2.12 Conformity to Plan.

In the event that a Unit is granted or a Grant Agreement is executed which does not conform in all particulars with the provisions of this Plan, or purports to grant Units on terms different from those permitted under this Plan, the Unit, or the grant of such Unit shall not be in

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any way void or invalidated, but the Unit so granted will be adjusted to become, in all respects, in conformity with this Plan.

Section 2.13 Dividend Equivalents.

In the event a dividend becomes payable on the Shares, then on the payment date for such dividend, each Participant’s notional account shall, unless otherwise determined by the Board in respect of any grant of Units, be credited with additional Units (including fractional Units, to six decimal places) of the same kind as credited in such Participant’s applicable notional account, the number of which shall be determined by dividing: (i) the amount determined by multiplying (a) the number of Units in such Participant’s notional account (whether vested or unvested) on the record date for the payment of such dividend by (b) the dividend paid per Share, by (ii) the Market Value of a Share on the dividend payment date for such dividend, in each case, with fractions computed to six decimal places. Such additional Units (including fractional Units, to six decimal places), if credited, shall vest on the same basis as the underlying Units.

Section 2.14 Cancellation of Units.

Upon payment in full of the value of the Units, the Units shall be cancelled and no further payments shall be made from the Plan in relation to such Units.

Section 2.15 Clawback Policy.

The Corporation has adopted a clawback policy, as amended from time to time, specifying the consequences with respect to incentive awards in the event of gross negligence, intentional misconduct or fraud. Subject to the terms of the clawback policy, awards granted under this Plan and Shares and/or Cash Equivalents delivered upon settlement of vested Units may be subject to clawback.

Section 2.16 Fractional Shares.

No fractional Shares will be issued upon the settlement of Units granted under this Plan and, accordingly, if a Participant would become entitled to a fractional Share upon the settlement of a Unit, or from an adjustment pursuant to Section 2.2(8), such Participant will only have the right to purchase the next lowest whole number of Shares, and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

Section 2.17 Discretionary Nature of Awards.

The awarding of Units to any Eligible Person is a matter to be determined in the discretion of the Board. This Plan will not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issue of any Shares or any other securities in the capital of the Corporation other than as specifically provided for in this Plan. The grant of a Unit to, or the settlement of a Unit by, a Participant under this Plan does not create the right for such Participant to receive additional grants of Units under this Plan.

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Section 2.18 Rights of Participant.

No person entitled to any Unit granted under this Plan has any of the rights or privileges of a Shareholder in respect of any underlying Shares issuable upon settlement of such Unit, including without limitation, the right to participate in any new issue of Shares to existing holders of Shares, until such Unit has been settled and such underlying Shares have been paid for in full and issued to such person. For greater certainty, nothing contained in this Plan nor in any Unit granted in accordance with this Plan is deemed to give any Participant any interest or title in or to any Shares or any other legal or equitable right against the Corporation or any of its Affiliates whatsoever other than as set forth in this Plan and pursuant to the settlement of any Unit.

Section 2.19 Quotation of Shares.

So long as the Shares are listed on any Stock Exchange, the Corporation must apply to such Stock Exchange for the listing or quotation, as applicable, of the Shares issued upon the exercise or settlement of all Units granted under this Plan, however, the Corporation cannot guarantee that such Shares will be listed or quoted on such Stock Exchange.

Section 2.20 Future Value of Shares.

The Corporation makes no representation or warranty as to the future market value of the Shares or with respect to any present or future income tax matters affecting the Participant resulting from the grant or settlement of a Unit and/or transactions in the Shares. Neither the Corporation, nor any of its directors, officers, employees, Shareholders or agents will be liable for anything done or omitted to be done by such person or any other person with respect to the price, time, quantity or other conditions and circumstances of the issuance of Shares under this Plan, with respect to any fluctuations in the market price of Shares or in any other manner related to this Plan. For greater certainty, no amount will be paid to, or in respect of, a Participant under this Plan or pursuant to any other arrangement, and no additional Units will be granted to such Participant to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

Section 2.21 Governing Law.

The Plan shall be governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein.

ARTICLE 3
RESTRICTED SHARE UNITS AND PERFORMANCE SHARE UNITS

Section 3.1 Grant of RSUs and PSUs.

(1)	Subject to the provisions of this Plan, or any approval of Shareholders or Stock Exchange approval which may be required, the Board may grant RSUs and PSUs to any Eligible Person upon the terms, conditions and limitations set forth herein and such other terms, conditions and limitations permitted by and not inconsistent with this Plan as the Board may determine.
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(2)	The grant of any RSUs or PSUs shall be evidenced by a Grant Agreement, signed on behalf of the Corporation, that sets forth the restrictions, limitations and conditions for each RSU or PSU and may include, without limitation, the vesting and terms of the RSUs and PSUs, the provisions applicable in the event employment or service terminates and any applicable Performance Criteria and Performance Factor in respect of PSUs, and shall contain such terms that may be considered necessary in order that the RSUs and PSUs will comply with any provisions respecting RSUs and PSUs in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any Stock Exchange having authority over the Corporation.
(3)	The Board shall determine whether each RSU or PSU awarded to a Participant shall entitle the Participant to receive: (i) one Share issued from treasury or purchased on the secondary market in accordance with Section 3.6; (ii) the Cash Equivalent of one Share; or (iii) a combination of the Cash Equivalent and Shares issued from treasury or purchased on the secondary market in accordance with Section 3.6, as the Board may determine in its sole discretion on settlement. In respect of PSUs only, any such determination shall be subject to adjustment in accordance with the Performance Factor.
(4)	The Corporation shall maintain, or shall cause to be maintained, a notional account for each Participant, in which shall be recorded the number of vested and unvested RSUs and PSUs granted or credited to such Participant.
(5)	The grant of an RSU or a PSU to a Participant, or the settlement of an RSU or a PSU, under the Plan shall neither entitle such Participant to receive nor preclude such Participant from receiving future grants.
(6)	Notwithstanding any other provision of this Plan, the Corporation shall not grant any RSUs or PSUs during a Blackout Period.

Section 3.2 Vesting.

(1)	Subject to the provisions of this Plan, or any approval of Shareholders or Stock Exchange approval which may be required, the Board may determine the relevant conditions and vesting provisions (including, in the case of PSUs, the applicable Performance Criteria and Performance Factor) and Restriction Period of such RSUs and PSUs, the whole subject to the terms and conditions prescribed in this Plan and in any Grant Agreement, as applicable.
(2)	For greater certainty, the Board may reduce or eliminate any Restriction Period in respect of an RSU or PSU from time to time and at any time and for any reason, including but not limited to circumstances involving death or Disability of a Participant.

Section 3.3 Settlement.

(1)	The applicable settlement period in respect of a particular Unit shall be determined by the Board. Except as otherwise provided in the Grant Agreement or any other provision of the Plan, all vested RSUs and PSUs shall be settled as soon as practicable following the
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Unit Vesting Determination Date, as applicable, but in all cases prior to (i) December 15 of the third calendar year following the earlier of (A) the date of grant of such Units, or (B) the applicable Service Year, if such Units are settled by payment of the Cash Equivalent or through purchases by the Corporation on the Participant’s behalf on the open market in accordance with Section 3.6, or, in the case of PSUs, such later date following the conclusion of such third year, on which the Performance Factor for such PSUs is settled by issuance of Shares from treasury, or (iii) for Participants who are US taxpayers, within 60 days following the Unit Vesting Determination Date.

(2)	Upon settlement of RSUs or PSUs, the Participant shall be entitled to receive and the Corporation will issue forthwith Shares or the Cash Equivalent or a combination thereof, as adjusted for the Performance Factor in respect of PSUs only, in accordance with the applicable Grant Agreement, the whole being subject to the terms of Section 2.5, Section 3.3(4) and Section 3.6. If PSUs or RSUs are settled in whole or in part in Shares, the Participant shall be entitled to receive the number of Shares equal to the number of whole vested Units for which Shares will be paid (less any applicable taxes in accordance with Section 2.5), as adjusted for the Performance Factor in respect of PSUs only.
(3)	Following receipt of such payment, the RSUs or PSUs so settled shall be of no value whatsoever and shall be removed from the Participant’s notional account.
(4)	The payment of any amounts owing to a Participant under this Plan (whether in cash or Shares) upon the settlement of vested RSUs or PSUs shall be conditional upon, in the case of any event arising under Section 3.5 or Section 5.1, a release in a form acceptable to the Corporation releasing the Corporation and any applicable Affiliates from any and all liability or claims arising from the Participant’s employment with the Corporation or an Affiliate and the termination of the Participant’s employment with the Corporation or an Affiliate, including without limitation any claims arising under this Plan prior to or following the Termination Date, except that: (i) if the release is not delivered within the earlier of: (A) 60 days of the Termination Date; and (B) the date of Expiration of the Units; all Units including vested Units shall be immediately forfeited and cancelled without payment; and (ii) if the release is subject to a revocation period under applicable law, payment of any amounts arising upon the redemption of vested Units shall not be made until after the revocation period has expired.
(5)	Notwithstanding anything else contained herein, no payment of any amounts arising upon the settlement of vested RSUs or PSUs shall be made after the time periods specified in Section 3.3(1) for such Units.

Section 3.4 Performance Criteria Applicable to PSUs.

For each award of PSUs, the Board may establish any Performance Criteria and other vesting conditions in order for such PSUs to be considered vested and for the Participant to be entitled to have his or her PSUs settled in accordance with Section 3.1(3) above in exchange for all or a portion of the PSUs held by such Participant. The Grant Agreement may provide that the value that each PSU entitles the PSU Participant to receive value in respect of, being one Share or the Cash Equivalent, will be multiplied by a factor (the “Performance Factor”), such that each

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PSU will entitle the PSU Participant to receive value with respect to more than or less than one Share.

Section 3.5 Termination.

(1)	Except as otherwise provided in the Participant’s Grant Agreement and regardless of any adverse or potentially adverse tax or other consequences resulting from the following:
(a)	subject to the execution of the release contemplated by Section 3.3(4), if a Participant ceases to be an Eligible Person as a result of such Participant’s termination for Cause or resignation without Good Reason, any unvested RSUs and PSUs held by such Participant shall Expire on the Termination Date and be of no further force or effect whatsoever and such Participant shall no longer be eligible for a grant of RSUs and PSUs, provided however, that in the event that an Ontario Participant’s conduct or actions giving rise to Cause do not constitute ESA Cause, such Ontario Participant shall only be entitled to such minimum statutory entitlements in respect of unvested RSUs and PSUs held by the Ontario Participant to the end of the statutory notice period as may be required by applicable employment standards legislation; and
(b)	if a Participant ceases to be an Eligible Person as a result of such Participant’s Retirement, termination without Cause or resignation for Good Reason, and in the foregoing circumstances subject to the execution of the release contemplated by Section 3.3(4), or as a result of such Participant’s death or Disability, then the Participant shall be issued Shares or paid the Cash Equivalent, or a combination thereof, equivalent to the value calculated by multiplying the number of non-vested RSUs and PSUs in the Participant’s notional account by a fraction where the numerator shall be the number of months between the Date of Grant and the Termination Date and the denominator shall be the number of months between the Date of Grant and the date of vesting. In the case of PSUs, the Performance Factor shall be deemed to be one (1) in the applicable period between the Date of Grant and the Participant’s Termination Date.

Section 3.6 Purchases on the Open Market.

Except where not permitted by law, the Corporation may specify that the amount to be paid to a Participant in respect of RSUs and PSUs is to be applied towards the purchase of Shares on the open market, in which case the Corporation shall designate a broker who is independent of the Corporation and who acts as an agent for the Participant to purchase Shares on the open market. The Corporation shall, as soon as practicable, transfer to the broker the amount payable to such Participant in respect of the applicable RSUs or PSUs, less the deduction of applicable taxes and other source deductions. As soon as practicable thereafter, the broker shall then purchase Shares in its sole discretion and shall control the time, amount and manner of all purchases of Shares and notify the Participant or the Participant’s personal representative, as applicable, and the Corporation of: (i) the aggregate purchase price for the Shares; (ii) the purchase price per Share or, if the Shares were purchased at different prices, the average purchase price (computed on a weighted average basis) per Share; (iii) the amount of any related brokerage commission; and (iv) the applicable settlement date. The cash value remaining after the purchase

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of the Shares will be paid on the applicable settlement date. The Corporation shall pay all brokerage commissions in connection with the purchase of the Shares. On the applicable settlement date, the broker shall deliver to the Participant or the Participant’s personal representative, as applicable, a certificate representing the Shares or a confirmation of electronic settlement of such Shares. Any entitlement to fractional PSUs or RSUs shall be paid in cash based on the purchase price per Share.

ARTICLE 4
DEFERRED SHARE UNITS

Section 4.1 Grant of DSUs.

(1)	Subject to this Article 4, the Board may recommend the grant of, from time to time, Deferred Share Units to a DSU Participant.
(2)	The grant of a Deferred Share Unit shall be evidenced by a Grant Agreement, signed on behalf of the Corporation.
(3)	The Corporation shall maintain a notional account for each DSU Participant, in which shall be recorded the number of Deferred Share Units granted or credited to such Participant.
(4)	In accordance with each DSU Participant’s election, such DSU Participant shall be credited with the applicable number of DSUs under this Plan on each of the Accrual Dates in lieu of receiving such DSU Participant’s DSU Eligible Amount. Such number of DSUs to be credited to a DSU Participant on an Accrual Date shall be determined by dividing (i) the DSU Eligible Amount to be paid on such Accrual Date by (ii) the Market Value of a Share on the applicable Accrual Date.
(5)	The grant of a Deferred Share Unit to a DSU Participant, or the settlement of a Deferred Share Unit, under the Plan shall neither entitle such DSU Participant to receive nor preclude such DSU Participant from receiving subsequently granted Deferred Share Units.
(6)	Notwithstanding any other provision of this Plan, the Corporation shall not grant any Deferred Share Units during a Blackout Period.

Section 4.2 Eligibility.

(1)	Every director who would qualify as a Director DSU Participant, except for the fact that such director was an employee of the Corporation, shall be considered to be an eligible Director DSU Participant when such director ceases to be an employee, provided that such Director DSU Participant is a director at that time. For certainty, a director who is also an officer may qualify as an Officer DSU Participant in accordance with the terms of this Plan.
(2)	If a Director DSU Participant becomes an employee of the Corporation, such individual’s eligibility as a Director DSU Participant shall be suspended effective the date of the commencement of such Director DSU Participant’s employment and may resume upon
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termination of such employment provided such individual continues as a director of the Corporation. During the period of such suspension, such individual shall not be entitled to receive or be credited with DSUs under this Plan, except under Section 2.13 in respect of cash dividends paid on Shares or unless such individual otherwise qualifies as an Officer DSU Participant in accordance with the terms of this Plan.

(3)	If an officer ceases to be an officer of the Corporation for any reason, such officer shall cease to be an Officer DSU Participant. For certainty, in the event an Officer DSU Participant ceases to be an officer but continues to be an employee or a director of the Corporation, such individual shall not be entitled to receive or be credited with DSUs under this Plan, except under Section 2.13 in respect of cash dividends paid on Shares or unless such individual otherwise qualifies as a Director DSU Participant in accordance with the terms of this Plan.

Section 4.3 Election Notice; Elected Amount.

(1)	Subject to Board approval, a DSU Participant may elect by filing an irrevocable election notice (the “Election Notice”), once each calendar year, to be paid up to 100% of such DSU Participant’s DSU Eligible Amount in the form of Deferred Share Units (the “Elected Amount”) with the balance, if any, being paid in cash in accordance with the Corporation’s regular practices of paying such cash compensation, provided that for a U.S. taxpayer the election is made in accordance with the provisions of Schedule “A” hereto. In the case of an existing DSU Participant, the election must be completed, signed and delivered to the Corporation by the end of the calendar year preceding the calendar year to which such election is to apply. In the case of a new DSU Participant, the election must be completed, signed and delivered to the Corporation as soon as possible, and, in any event, no later than 30 days, after becoming an eligible DSU Participant, with such election to be effective on the first day of the fiscal quarter of the Corporation next following the date of the Corporation’s receipt of the election until the final day of such calendar year.
(2)	The Election Notice shall, subject to any minimum amount that may be required by the Board, from time to time, designate the percentage of the DSU Eligible Amount for the applicable calendar year that is to be deferred into Deferred Share Units, with the remaining percentage to be paid in cash in accordance with the Corporation’s regular practices of paying such cash compensation.
(3)	If a regularly scheduled Blackout Period is in effect, or if the DSU Participant has knowledge of a material fact or material change that has not been generally disclosed, at the time the DSU Participant would otherwise be required to deliver his or her Election Notice, the DSU grant associated with such election shall be made on the second Business Day after the date that the Blackout Period is lifted or the material fact or material change is generally disclosed.
(4)	If no election is made by the DSU Participant in respect of a particular calendar year (provided that delivery of an Election Notice by a DSU Participant requesting that a greater or lesser percentage of their DSU Eligible Amount be payable in the form of
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Deferred Share Units relative to the percentage previously elected by such DSU Participant shall constitute an election):

(a)	in the case of an Officer DSU Participant, such Officer DSU Participant shall be deemed to have elected to receive 0% of their DSU Eligible Amount to be payable in the form of Deferred Share Units; and
(b)	in the case of a Director DSU Participant, such Director DSU Participant shall be deemed to have elected to receive 50% of their DSU Eligible Amount to be payable in the form of Deferred Share Units.

Section 4.4 Termination Right.

(1)	Each DSU Participant is entitled to terminate their participation in the Plan by filing with the Corporation, a notice electing to terminate the receipt of additional Deferred Share Units (“Termination Notice”).
(2)	Such Termination Notice shall be effective as of the date received by the Corporation.
(3)	Thereafter, any portion of such DSU Participant’s DSU Eligible Amount payable, and subject to compliance with Section 4.2, all subsequent DSU Eligible Amounts shall be paid in cash in accordance with the Corporation’s regular practices of paying such cash compensation.
(4)	For greater certainty, to the extent a DSU Participant terminates their participation in the Plan, such DSU Participant shall not be entitled to become a DSU Participant again until the calendar year following the calendar year in which the Termination Notice becomes effective.

Section 4.5 Calculation.

(1)	The number of Deferred Share Units (including fractional Deferred Share Units, to six decimal places) granted at any particular time pursuant to this Plan will be calculated by:
(a)	in the case of an Elected Amount, by dividing (i) the dollar amount of the Elected Amount allocated to the DSU Participant by (ii) the Market Value of a Share on the applicable Award Date; or
(b)	in the case of a grant of Deferred Share Units pursuant to Section 4.1, by dividing (i) the dollar amount of such grant by (ii) the Market Value of a Share on the Date of Grant.

Section 4.6 Vesting.

(1)	Subject in the case of Officer DSU Participants to the execution of the release contemplated by Section 4.7(6), all Deferred Share Units recorded in a DSU Participant’s Deferred Share Unit notional account shall vest on the DSU Termination Date, unless otherwise determined by the Board at its sole discretion and in compliance with Section 2.3(6).
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(2)	DSU Participants will not have any right to receive any benefit under the Plan in respect of a Deferred Share Unit until the DSU Termination Date.

Section 4.7 Redemption of Deferred Share Units.

(1)	In respect of an award of Deferred Share Units granted to a DSU Participant, following the DSU Termination Date and no later than the DSU Payment Date, the DSU Participant may redeem the Deferred Share Units credited to the DSU Participant’s notional account by filing with the Corporation, one or more DSU Redemption Notices on or before December 1 of the first calendar year commencing after the DSU Termination Date.
(2)	In respect of Director DSU Participants who are U.S. taxpayers, redemption and settlement of Deferred Share Units shall be governed by Schedule “A”.
(3)	If the DSU Participant fails to file a DSU Redemption Notice on or before such December 1, the DSU Participant shall be deemed to have filed with the Corporation a DSU Redemption Notice on such December 1 to redeem all Deferred Share Units credited to such DSU Participant’s notional account. Each date on which a notice of redemption is filed or deemed to be filed with the Corporation is the “Filing Date”. Each DSU Redemption Notice filed by the DSU Participant shall specify the number of Deferred Share Units to be redeemed and if such number is not so specified, it shall be deemed to be all the Deferred Share Units credited to the DSU Participant’s notional account.
(4)	In the event the DSU Payment Date occurs during a regularly scheduled Blackout Period, or if the DSU Participant has knowledge of a material fact or material change that has not been generally disclosed, the cash payment will be made to the DSU Participant two Business Days following expiry of the Blackout Period or following the date the material fact or material change is generally disclosed but in no event shall the payment be made any later than December 31 of the year immediately following the DSU Termination Date.
(5)	Within five Business Days following the Filing Date, the Corporation shall redeem the Deferred Share Units (including fractional Deferred Share Units, to six decimal places) required to be redeemed, by making a lump sum cash payment, through its regular payroll practices, in respect of all full and fractional Deferred Share Units to be redeemed, equal to the number of Deferred Share Units (including fractional Deferred Share Units, to six decimal places) to be redeemed on such Filing Date, multiplied by the Market Value per Share determined as at such applicable date, the whole being subject to the terms of Section 2.5 and in the case of Officer DSU Participants Section 4.7(6).
(6)	The payment of any amounts owing to an Officer DSU Participant under this Plan upon the redemption of vested DSUs shall be conditional upon a release in a form acceptable to the Corporation releasing the Corporation and any applicable Affiliates from any claim arising under this Plan up to the settlement date and from any and all liability or claims arising from the Officer DSU Participant’s employment with the Corporation or an Affiliate and the termination of the Officer DSU Participant’s employment with the Corporation or an Affiliate, including without limitation any claims arising under this Plan prior to or following the DSU Termination Date, except that: (i) if the release is not delivered within 60 days of the DSU Termination Date, all applicable DSUs (including
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vested DSUs) shall be immediately forfeited and cancelled without payment; and (ii) if the release is subject to a revocation period under applicable law, payment of any amounts arising upon the redemption of vested DSUs shall not be made until after the revocation period has expired. Notwithstanding anything else contained herein, no payment of any amounts arising upon the settlement of vested DSUs shall be made after the DSU Payment Date.

ARTICLE 5
CHANGE OF CONTROL

Section 5.1 Change of Control.

(1)	Despite any other provision of this Plan, but subject to Section 2.4(1), in the event of a Change of Control, all unvested Units then outstanding will be, as applicable, substituted by or replaced with units of the surviving corporation (or any Affiliate thereof) or the potential successor (or any Affiliate thereto) (the “continuing entity”) on the same terms and conditions as the original Units, subject to appropriate adjustments that do not diminish the value of the original Units.
(2)	Subject to the execution of the release contemplated by Section 3.3(4) or Section 4.7(6), as applicable, if within 12 months of a Change of Control for a Participant who is an officer or employee of the Corporation, such Participant’s service, engagement, consulting relationship, office or employment with the Corporation, an Affiliate or the continuing entity is terminated without Cause, or the Participant resigns from his or her employment for Good Reason, the vesting of all Units then held by such Participant (and, if applicable, the time during which such Units may be settled) will be accelerated in full, except that in the event that a Unit is subject to vesting upon the attainment of Performance Criteria, then the number or value, as applicable, of Units that vest will be calculated having regard to the pro rata achievement of any applicable Performance Criteria up to the Termination Date.
(3)	If, upon a Change of Control, the continuing entity fails to comply with Section 5.1(1) above, the vesting of all then outstanding Units (and, if applicable, the time during which such Units may be settled) will, at the discretion of the Board, be accelerated in full.
(4)	No fractional Shares or other security will be issued upon settlement of any Unit and accordingly, if as a result of a Change of Control, a Participant would become entitled to a fractional Share or other security, such Participant will have the right to acquire only the next lowest whole number of Shares or other security and no payment or other adjustment will be made with respect to the fractional interest so disregarded.
(5)	Despite anything else to the contrary in this Plan, in the event of a potential Change of Control, the Board will have the power, in its sole discretion, to modify the terms of this Plan and/or the Units to assist the Participants in tendering to a take-over bid or other transaction leading to a Change of Control. For greater certainty, in the event of a take-over bid or other transaction leading to a Change of Control, the Board has the power, in its sole discretion, to permit Participants to conditionally settle their Units, to be conditional upon the take-up by such offeror of the Shares or other securities tendered to
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such take-over bid in accordance with the terms of the take-over bid (or the effectiveness of such other transaction leading to a Change of Control). If, however, the potential Change of Control referred to in this Section 5.1(5) is not completed within the time specified (as the same may be extended), then despite Section 5.1(5) or the definition of “Change of Control”, (i) any conditional settlement of vested Units will be deemed to be null, void and of no effect, and such conditionally settled Units will for all purposes be deemed not to have been settled, and (ii) Units which vested pursuant to this Section 5.1(5) will be returned by the Participant to the Corporation and reinstated as authorized but unissued Shares and the original terms applicable to such Units will be reinstated.

(6)	If the Board has, pursuant to the provisions of Section 5.1(5), permitted the conditional settlement of Units in connection with a potential Change of Control, then the Board will have the power, in its sole discretion, to terminate, immediately following actual completion of such Change of Control and on such terms as it sees fit, any Units not settled (including all unvested Units), as applicable.

ARTICLE 6
BOARD APPROVAL

Section 6.1 Board Approval.

This Amended and Restated Plan was approved by the Board on November 2, 2021. The Plan was previously approved by the Board on March 2, 2021 and the effective date of this Plan is May 4, 2021.

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SCHEDULE “A”
DESIGNATED EMPLOYEES SUBJECT
TO UNITED STATES TAXATION

The purpose of this Schedule “A” is to establish certain rules and limitations applicable to an award of DSUs issued under the Plan to a DSU Participant who is subject to taxation in the United States (“US Grantee”). Terms defined in the Plan and used herein shall have the meanings set forth in the Plan document, as amended from time to time.

1.       General.

(1)	In the event of any contradiction, whether explicit or implied, between the provisions of this Schedule “A” and the remainder of the Plan, the provisions of this Schedule “A” shall prevail with respect to a grant of DSUs to a US Grantee.
(2)	All DSUs issued under the Plan to a US Grantee are intended to comply with or be exempt from the requirements of Section 409A of the Code, and comply with paragraph 6801(d) of the ITA, and the regulations thereunder, and all provisions hereunder shall be read, interpreted and applied with that purpose in payments are made under the DSUs. Notwithstanding any other provision of the Plan, all DSUs granted under the Plan shall have such terms and conditions as are necessary to ensure that the DSUs qualify, at all times, with the requirements of regulation 6801(d) and paragraph (l) of the exception to the definition of “salary deferral arrangement” in subsection 248(1) of the ITA. Each recipient of DSUs hereunder who is or who becomes a US Grantee is advised to consult with his or her personal tax advisor with respect to the tax consequences under federal, state, local, and other tax laws of the receipt of an DSU hereunder.

2.       Definitions.

As used in this Schedule “A” to the Plan and, unless otherwise specified, the following terms have the following meanings:

(a)	“Code” means the U.S. Internal Revenue Code of 1986, as amended, and regulations and other guidance thereunder.
(b)	“Separation From Service” shall mean that employment or service with the Corporation and any entity that is to be treated as a single employer with the Corporation for purposes of United States Treasury Regulation Section 1.409A-1(h) terminates such that it is reasonably anticipated that no further services will be performed.
(c)	“Specified Employee” means a US Grantee who meets the definition of “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code.

3.       Redemption and Settlement of DSUs.

(1)	Redemption of DSUs. For the avoidance of doubt and notwithstanding anything to the contrary in the Plan or otherwise, any DSUs issued to a US Grantee that become payable
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as a result of the US Grantee’s Separation From Service shall be redeemed on the date that is one day following the six month anniversary of such US Grantee’s Separation From Service. No US Grantee shall be permitted to elect a DSU Payment Date except as provided by Section 3(2) below.

(2)	Deferred DSU Payment Date. If permitted by the Corporation, any US Grantee who desires to elect a DSU Payment Date, then he or she must do so in writing pursuant to an election deferral form in such form and manner approved by the Board, on or prior to December 31 of the calendar year prior to the calendar year of the grant of the DSU (or, solely in connection with such US Grantee initially becoming an Eligible Person, within 30 days of first becoming an Eligible Person for DSUs credited in respect of services performed after the date of such election (so long as such Eligible Person was not previously eligible to participate in any similar plan (in accordance with the rules of Section 1.409A-2(a)(7) of the U.S. Treasury Regulations))). Any such election shall be irrevocable as of the last date in which it is permitted to be made in accordance with the forgoing sentence.
(3)	Dividend Equivalents. Any additional DSUs issued to a US Grantee in respect of an existing DSU grant shall be settled at the same time as the underlying DSUs for which they were awarded.
(4)	Change in Control. Any elected DSU Payment Date in accordance with Section 3(2) above may include the date that is within thirty (30) days following a Change in Control; provided that such Change in Control constitutes a “change in control” for purposes of Section 409A of the Code.
(5)	Payments to Specified Employees. Solely to the extent required by Section 409A, any payment in respect of DSUs which is subject to Section 409A and which has become payable on or following Separation From Service to any US Grantee who is determined to be a Specified Employee shall not be paid before the date which is six months after such Specified Employee’s Separation From Service (or, if earlier, the date of death of such Specified Employee). Following any applicable six-month delay of payment, all such delayed payments shall be made to the Specified Employee in a lump sum on the earliest possible payment date.

4.       Administration.

Without derogating from the powers and authorities of the Board under the Plan, and unless specifically required under applicable law, the Board may amend or modify this Schedule “A” to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A or other tax regulation. In the case of US Grantees (and subject to the requirements of paragraph 6801(d) of the regulations under the ITA for US Grantees who are also subject to tax under the ITA in respect of the DSUs), the Board may accelerate the payment of benefits upon a Plan termination only if the termination occurs:

(a)	within 12 months of a corporate dissolution taxed under section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the payments under the Plan are included in the US Grantee’s gross
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income in the latest of (i) the calendar year in which the Plan termination occurs, (ii) the calendar year in which such benefit becomes vested or (iii) the first calendar year in which the payments are administratively practicable;

(b)	within 30 days preceding or within 12 months following a change in control event, as defined in U.S. Treasury Regulations §1.409A-3(i)(5); or

upon any other termination event permitted under Section 409A of the Code.

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